Contacts:

Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand to Receive $2 Million Milestone Payment from Merck Triggered by Initiation of Phase 2b/3 Trial of Dinaciclib

Previous 2012 Full Year Revenue Guidance Affirmed by Ligand

SAN DIEGO (October 22, 2012) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that it will receive a $2 million milestone payment from Merck, known as MSD outside the United States and Canada, under the terms of a development and license collaboration for the development of dinaciclib. This milestone payment is triggered by the initiation of a Phase 2b/3 adaptive clinical trial for dinaciclib for the treatment of patients with refractory chronic lymphocytic leukemia (CLL).

“We are pleased with dinaciclib's progress for the treatment of refractory CLL, as we feel it holds significant potential in oncology,” commented John Higgins, President and Chief Executive Officer of Ligand. “Today's announcement reinforces the strength of Ligand's business model, which is focused on drug discovery with a goal of entering high quality collaborations to advance candidates through late-stage development.”

Full Year 2012 Revenue Forecast

Affirming its previous revenue forecast, Ligand continues to expect full year 2012 total revenues to be approximately $30 million, with revenue in the third quarter now projected to be approximately $6 million, versus earlier guidance of approximately $8 million, and revenue in the fourth quarter now projected to be approximately $13 million, versus earlier guidance of approximately $11 million.

About Dinaciclib and Refractory Chronic Lymphocytic Leukemia

Dinaciclib is a pro-apoptotic inhibitor of cyclin-dependent kinases being evaluated by Merck in a Phase 2b/3 clinical trial for the potential treatment of patients with refractory CLL. CLL is a slow-progressing disease, affecting the blood and bone marrow, as well as the lymph nodes or other organs, and is the most common type of leukemia affecting adults 1. Dinaciclib is derived from a collaboration initiated in 1998 by Pharmacopeia (now a wholly owned subsidiary of Ligand). More information about the trial can be found at www.clinicaltrials.gov.

1 http://www.lls.org/#/diseaseinformation/leukemia/chroniclymphocyticleukemia/incidence/

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia, and osteoporosis. Ligand’s Captisol® platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc., The Medicines Company, Curis, Inc. and Rib-X Pharmaceuticals. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those regarding dinaciclib and other drug candidates, evaluation of dinaciclib, utility and potential benefits to patients and plans for continued development of dinaciclib. Actual events or results may differ from Ligand's expectations. For example, there can be no assurance that other trials or evaluations of dinaciclib or other product candidates will be favorable or that they will confirm results of previous studies, that data evaluation will be completed or demonstrate any hypothesis or endpoint, that dinaciclib or other product candidates will provide utility or benefits to certain patients, that any presentations will be favorably received, that dinaciclib or other product candidates will be useful, that marketing applications will be filed or, if filed, approved, or that clinical or commercial development of these product candidates will be initiated, completed or successful or that our rights to dinaciclib and other related product candidates will not be successfully challenged. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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